EXHIBIT 99.1

The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS INCREASE IN 2Q NET INCOME AND EPS

CHARLOTTE, N.C. (August 22, 2019) – The Cato Corporation (NYSE: CATO) today reported net income of $11.9 million or $.48 per diluted share for the second quarter ended August 3, 2019, compared to a net income of $6.5 million or $.26 per diluted share for the second quarter ended August 4, 2018.  Sales for the second quarter were $210.4 million, or an increase of 2% from sales of $206.8 million for the second quarter ended August 4, 2018.   The Company’s same-store sales for the quarter increased 4% to last year.

For the six months ended August 3, 2019, the Company earned net income of $33.1 million, compared to net income of $29.9 million for the six months ended August 4, 2018.  Earnings per diluted share were $1.34 compared to $1.20 last year.  Sales for the six months ended August 3, 2019 were $438.4 million, down 1% to sales of $442.9 million for the six months ended August 4, 2018.  Year-to-date same-store sales increased 1%.

“Our performance in the second quarter and first half of 2019 exceeded our expectations with higher same-store sales, higher merchandise margins and savings in SG&A,” commented John Cato, Chairman, President, and Chief Executive Officer.  “However, we remain cautiously optimistic about the second half of the year given the difficult retail environment and the potential effect of new tariffs.”

Gross margin increased 80 basis points to 38.0% of sales in the quarter, primarily due to higher merchandise margins and lower occupancy costs.  SG&A expenses as a percent of sales decreased 190 basis points to 31.4% during the quarter primarily due to lower insurance expense partially offset by higher incentive compensation.  Income tax for the quarter was an expense of $2.1 million compared to $1.0 million last year.  The Company ended the quarter with cash and short-term investments of $237.2 million.

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

Year-to-date, the gross margin increased to 39.2% of sales from 38.6% the prior year primarily due to higher merchandise margins and lower buying and occupancy costs.  The year-to-date SG&A rate was 30.1% versus 30.5% last year primarily due to lower insurance costs partially offset by higher incentive compensation.  Income tax was an expense of $6.4 million compared to an expense of $4.2 million last year.

As of August 3, 2019, The Cato Corporation operated 1,299 stores in 31 states, compared to 1,350 stores in 33 states as of August 4, 2018.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato,” “Versona” and “It’s Fashion.”  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day.  Select Versona merchandise can also be found at www.shopversona.com.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED AUGUST 3, 2019 AND AUGUST 4, 2018

(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended

	August 3,	%	August 4,	%	August 3,	%	August 4,	%
	2019	Sales	2018	Sales	2019	Sales	2018	Sales

REVENUES
Retail sales	$210,357	100.0%	$206,848	100.0%	$438,423	100.0%	$442,873	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,224	1.1%	2,069	1.0%	4,510	1.0%	4,344	1.0%

Total revenues	212,581	101.1%	208,917	101.0%	442,933	101.0%	447,217	101.0%

GROSS MARGIN (Memo)	79,985	38.0%	77,047	37.3%	171,968	39.2%	170,785	38.6%

COSTS AND EXPENSES, NET
Cost of goods sold	130,372	62.0%	129,801	62.8%	266,455	60.8%	272,088	61.4%
Selling, general and administrative	66,066	31.4%	68,892	33.3%	132,056	30.1%	134,851	30.4%
Depreciation	3,836	1.8%	4,152	2.0%	7,679	1.8%	8,376	1.9%
Interest and other income	(1,693)	-0.8%	(1,431)	-0.7%	(2,829)	-0.7%	(2,185)	-0.5%

Cost and expenses, net	198,581	94.4%	201,414	97.4%	403,361	92.0%	413,130	93.3%

Income Before Income Taxes	14,000	6.7%	7,503	3.6%	39,571	9.0%	34,087	7.7%

Income Tax (Benefit)/Expense	2,134	1.0%	1,021	0.5%	6,450	1.5%	4,195	0.9%

Net Income	$11,866	5.6%	$6,482	3.1%	$33,121	7.6%	$29,892	6.7%

Basic Earnings Per Share	$0.48		$0.26		$1.34		$1.20

Diluted Earnings Per Share	$0.48		$0.26		$1.34		$1.20
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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	August 3,	February 2,
	2019	2019
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$26,011	$24,603
Short-term investments	207,366	182,711
Restricted cash	3,855	3,802
Accounts receivable - net	27,479	28,137
Merchandise inventories	99,952	119,585
Other current assets	4,651	11,750

Total Current Assets	369,314	370,588

Property and Equipment – net	89,567	94,304

Noncurrent Deferred Income Taxes	10,821	11,209

Other Assets	22,676	21,805

Right-of-Use Assets, net	164,988	-

TOTAL	$657,366	$497,906

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$123,862	$141,086

Current Lease Liability	55,747	-

Noncurrent Liabilities	22,822	39,984

Lease Liability	120,317	-

Stockholders' Equity	334,618	316,836

TOTAL	$657,366	$497,906

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510